Caremark Rx, Inc.

Management Incentive Plan (MIP)

Fiscal Year 2005

PURPOSE

The Caremark Rx, Inc. 2005 Management Incentive Plan's (the "Plan") purpose is to provide an incentive to management level employees of Caremark Rx, Inc. and its participating subsidiaries ("the Company") who contribute to the success of the enterprise. The Plan offers eligible employees an opportunity to earn compensation in addition to their salaries, based upon performance of the Company and accomplishment of their Individual/Departmental Goals.

PLAN ADMINISTRATION

The Compensation Committee of the Board of Directors, in consultation with the Chief Executive Officer of Caremark Rx, Inc. (CEO), will approve the Plan and the EVP of Human Resources will administer the Plan. The EVP, Human Resources will oversee and interpret (including the amount payable to any individual participant) any and all aspects of the Plan. The CEO of Caremark Rx, Inc. will have final executive approval of both the amount and the timing of any bonus payments. The Compensation Committee of the Board of Directors shall review and approve the CEO's final executive approval.

PARTICIPANT ELIGIBILITY

Generally, eligible participants would include regular full-time and regular part-time classified as manager or advisor level and above employees.

An employee must be employed or must meet the eligibility criteria above on or before September 30, 2005, to be eligible to participate in the Plan. If a person otherwise eligible for participation in the Plan becomes an employee of Caremark Rx, Inc. or its participating subsidiaries during the fiscal year, the employee will be eligible to receive a prorated portion of the annual bonus. Generally, ineligible participants would include:

    Temporary employees, independent contractors, and consultants.

    Anyone eligible to participate in a Sales Incentive Plan.

    Anyone eligible to participate in the Quarterly Incentive Plan.

    Employees of discontinued operations.

    Employees who have not signed at least one of the following documents: Caremark Employment Agreement, Caremark Employee Non-Competition, Nondisclosure and Development Agreement, Caremark Employment and Confidentiality Agreement, or an Employment Contract.

    Anyone not actively employed on the date the bonuses are distributed.

    Any other employee that does not meet the eligibility criteria above.

An employee must be an active employee of the Company on the day the bonuses are distributed to employees to be eligible to receive any payment under the Plan.

PLAN YEAR

The Plan will be effective from January 1, 2005 through December 31, 2005.

BONUS POTENTIAL

The target bonus potential is calculated as a percentage of the employee's actual fiscal year base earnings. The guidelines for determining target bonus potential are set forth on Exhibit A attached hereto. These guidelines, however, may be adjusted to reflect the significance, scope, and level of accountability for a given position title. Adjustments (increases or reductions) to the target levels set forth on Exhibit A may be made at the discretion of the CEO of Caremark Rx, Inc. Additionally, certain executive bonuses are set forth in written employment agreements that the Board of Directors has approved. As such, these written agreements shall be controlling, subject to provisions in the agreements that permit executive bonuses to be adjusted based on discretion of the CEO or the Board of Directors.

PLAN COMPONENTS

The funding and payment of bonuses is based upon two separate plan components. The two components are Caremark Rx, Inc. Performance Targets and Individual/Departmental Goals.

The plan components work together. The corporation must officially declare the payment of bonuses before any types of payment under this Plan can or will be paid. If, and when, bonuses are declared, then calculations will be made using the two (2) components to determine individual amounts to be paid.

  Caremark Rx Performance Targets

Payments are contingent upon Caremark Rx, Inc. achieving the performance targets set forth on Exhibit B attached hereto, which are subject to possible adjustments also as set forth on Exhibit B.

The Chairman/CEO of Caremark Rx, Inc. will establish the performance targets in consultation with the Compensation Committee of the Board of Directors.

  Individual/Departmental Goals

The achievement of Individual and/or Department goals (based on Company objectives) is a very important component of the Plan. Once the Company has achieved its performance goals, individual bonus potential can be greatly impacted by the level of achievement of Individual and/or Department Goals. The following are examples of measurements that could be utilized:

    Budget Management
    Cost of Service
    Quality & Service Levels
    Product Line Achievement
    Leadership/Team Player

These measurements are examples only and are not an exclusive list of criteria to measure performance.

Managers will review each of their MIP eligible employees and will make a recommendation of 100% to 0% of the bonus amount based on the achievement of Individual and/or Department Goals. Managers cannot distribute or recommend more the 100% of an individual employee's target amount. However, the bonus recommendation can be reduced or increased at the discretion of the CEO of Caremark Rx, Inc.

TRANSFER/PROMOTION/DEMOTION

If an employee is transferred to a new role during the Plan Year, the employee will be eligible to participate in the incentive plan that applies to the new role. If the MIP target percentage changes due to movement to a new role, the bonus payout for that fiscal year will be calculated based on the actual base earnings the employee received during the fiscal year in each role at the applicable target percentage(s) for each role. However, if an employee eligible for participation in the Quarterly Incentive Plan is promoted to a position eligible for participation in the Management Incentive Plan after September 30th of the Plan Year, the employee will remain on the Quarterly Incentive Plan through the end of the Plan Year. The employee will not be eligible to participate in the Management Incentive Plan until January 1st of the following year.

If the employee becomes ineligible for this incentive plan due to a transfer, demotion, or promotion, the employee will be eligible to receive a prorated award based on the period of participation in the Plan. The prorated award will be paid at the same time as awards under the Plan.

PAYOUT AND TAXATION

The distribution of bonuses shall be made as soon as administratively possible after completion of audited financial statements for the 2005 fiscal year, and final executive and Board approval. Specific provisions regarding distribution are outlined under the Conditions for Receiving Payment section of the Plan.

Payroll taxes will be withheld from the bonus award as required by law. Bonus awards that employees receive are counted as income in the year in which they are paid. Therefore, the bonus payment for the year ending December 31, 2005, paid in 2006, is part of an employee's total income for the 2006 tax year.

INTEGRATION WITH BENEFIT PROGRAMS

Any bonus award that an employee receives is not considered compensation for purposes of life insurance, 401(k), disability, or other benefit plans unless specified by the plan document.

CONDITIONS FOR RECEIVING PAYMENT

No bonus award will be paid to any employee if employment is terminated, whether voluntary or involuntary, prior to the actual payment distribution date. However, the Company retains the authority to make exceptions to the foregoing policy in unusual or meritorious cases including, but not limited to, the death of an employee during the fiscal year, termination of employment due to total or partial disability, call to active military service, or retirement with the written consent of the Company.

LIMITATIONS AND/OR ADJUSTMENTS

Bonus compensation under the Plan is not an integral part of an employee's compensation package. An employee's base salary compensates the employee for the expected results of any given job. Payment of the bonus compensation is at the discretion of the Company. The Company reserves the right to review, amend, suspend, and/or terminate the Plan, the incentive calculation formulas, and allother aspects of the MIP at any time. Plan changes will be based on a determination of the Company's business needs, however, do not require prior notification or explanation to eligible employees.

An employee's participation in the Plan shall not be construed as an employment contract or as a promise of continuing employment between Caremark and the employee. Employment with Caremark is terminable at will. Either the employee or Caremark may terminate the relationship without cause or for any reason at any time.